                                   Exhibit A(6)(c)


AMENDMENTS TO THE BY-LAWS ADOPTED AT A MEETING OF THE BOARD OF TRUSTEES OF THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY ON JULY 23, 1997


Article VI of said By-laws is hereby amended in its entirety to read as follows:


                                      ARTICLE VI
                               OFFICIAL BONDS; CHECKS;
                                  OTHER INSTRUMENTS

Section 6.1 OFFICIAL BONDS.

    The board, the executive committee or the finance committee may require a bond from any executive officer, officer, other employee or agent of the Company, in such sum and with such sureties as it may deem proper.

Section 6.2 CHECKS.

    Disbursement of the funds of the Company shall be made upon the check of the Company signed by such persons and in such manner as may be determined by the finance committee. Such persons as may be designated by the finance committee shall each have authority to endorse checks and other instruments received by the Company or to execute powers of attorney authorizing other persons to make such endorsements.

Section 6.3 INSURANCE POLICIES AND ANNUITY CONTRACTS.

    Insurance policies and annuity contracts issued by the Company and endorsements thereto shall be executed in the manner provided by the board or executive committee.

Section 6.4 DERIVATIVE INVESTMENTS INSTRUMENTS.

    The chairman of the board, if any, the president, and those executive officers, vice presidents and other employees of the investment departments who are designated by the board or finance committee shall each have authority to execute on the behalf of the Company all instruments regarding derivative investments which are executed in the name of the Company.

Section 6.5 OTHER INVESTMENT INSTRUMENTS.

    The chairman of the board, if any, the president, all vice presidents in the investment departments, the vice president and investment counsel, the general counsel and such other persons as the board or the finance committee may designate shall each have authority (a) to execute on the behalf of the Company all instruments regarding investments (other than derivative investments which are to be executed as provided in Section 6.4) which are executed in the name of the Company and (b) to execute powers of attorney delegating authority to other persons to execute investment instruments for the purpose of expediting a specific transaction or to facilitate foreign investing.

Section 6.6 OTHER INSTRUMENTS.

    The chairman of the board, if any, the president, and all vice presidents or other executive officers, and such other persons as the board or the executive committee may designate shall each have authority (a) to execute on behalf of the Company all other instruments (in addition to those described in Sections 6.2 through 6.5) executed in the name of the Company; and (b) to execute powers of attorney delegating authority to other persons to execute on behalf of the Company other instruments executed in the name of the Company for specific purposes.

Section 6.7 ATTESTATION.

    The secretary and assistant secretaries shall each have authority to attest, countersign and acknowledge all instruments described herein requiring attestation, countersignature or acknowledgment.